EXHIBIT 99.01

CCOM Group, Inc. Announces Intention to Voluntarily Deregister

HAWTHORNE, New Jersey (November 06, 2013) – CCOM Group, Inc. (the “Company”) (OTCQB: “CCOM,” “CCOMP”) announced today that it intends on or about November 12, 2013 to file a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock and convertible preferred stock under the securities laws.

The filing will immediately suspend the Company’s obligation to file Forms 10-K, 10-Q, and 8-K. The Company anticipates that the deregistration of its common stock and convertible preferred stock will become effective 90 days after the filing is made.

The Company expects that after the filing is made its common stock and convertible preferred stock will no longer be traded on the OTC Markets Group’s OTCQB. The Company’s common stock and convertible preferred stock may then be quoted on the OTC Markets Group’s OTCPINK, but there is no assurance that brokers will make a market in these securities.

About CCOM Group, Inc.

CCOM Group, Inc. (“CCOM”) distributes heating, ventilating and air conditioning equipment (HVAC), parts and accessories, whole-house generators, climate control systems, appliances and plumbing and electrical fixtures and supplies, primarily in New Jersey, New York, Massachusetts and portions of eastern Pennsylvania, Connecticut and Vermont through its subsidiaries: Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. CCOM is headquartered in New Jersey, and, with its affiliates, operates out of 17 locations in its geographic trading area. For more information on CCOM’s operations, products and/or services, please visit www.ccomgrp.com.

For further information, please contact Peter D. Gasiewicz, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.